                                                                    EXHIBIT 12.1


                             AMKOR TECHNOLOGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)


                                                                                                                       NINE MONTHS
                                                           YEAR ENDED DECEMBER 31,                                      ENDED
                                               -------------------------------------------------------------------     SEPTEMBER 30,
                                                    1996           1997           1998          1999          2000       2001
                                               ---------      ---------      ---------     ---------     ---------      ---------
Earnings
   Income before income taxes and equity in
     income  (loss) of investees ..........    $  43,012      $  61,006      $ 100,735     $ 105,288     $ 197,429      $(292,003)

   Interest expense .......................       27,716         37,993         25,860        61,803       127,027        115,178

   Amortization of debt issuance costs ....           --             --          1,217         3,466         7,013
                                                                                                                           16,446

   Interest portion of rent ...............        1,822          2,236          2,584         3,481         4,567          6,154

   Less (earnings) loss of affiliates .....         (661)          (512)            --         2,622            --             --
                                               ---------      ---------      ---------     ---------     ---------      ---------

                                               $  71,889      $ 100,723      $ 130,396     $ 176,660     $ 336,036      $(154,225)
                                               =========      =========      =========     =========     =========      =========

Fixed Charges
   Interest expense .......................       27,716         37,993         25,860        61,803       127,027        115,178

   Amortization of debt issuance costs ....           --             --          1,217         3,466         7,013
                                                                                                                           16,446

   Interest portion of rent ...............        1,822          2,236          2,584         3,481         4,567          6,154
                                               ---------      ---------      ---------     ---------     ---------      ---------

                                               $  29,538      $  40,229      $  29,661     $  68,750     $ 138,607      $ 137,778
                                               =========      =========      =========     =========     =========      =========

Ratio of earnings to fixed charges ........         2.4x           2.5x           4.4x          2.6x          2.4x           --x(1)
                                               =========      =========      =========     =========     =========      =========

1 The ratio of earnings to fixed charges was less than 1:1 for the nine months ended September 30, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $292.0 million of earnings in the nine months ended September 30, 2001.